Exhibit 99.1

SOUTHERN CALIFORNIA EDISON
An EDISON INTERNATIONAL® Company

NEWS

Media Contact: Maureen Brown, (626)302-2255
Investor Relations: Scott Cunningham, (626) 302-2540

SCE Customers Benefit From San Onofre Nuclear Plant Settlement Backed by Leading Consumer, Environmental and Labor Groups

ROSEMEAD, Calif., Nov. 20, 2014 — A San Onofre nuclear plant settlement approved today by the California Public Utilities Commission (CPUC) will provide near-term benefits to Southern California Edison's (SCE) 4.9 million customers.

"This settlement resolves all issues regarding the public utilities commission investigation of San Onofre in a fair and reasonable manner," said Pedro J. Pizarro, SCE president. "This agreement has broad support from leading consumer, environmental and labor organizations and delivers substantial benefits to our customers."

SCE must credit customers for the amounts it has collected in rates that exceed the amounts it is permitted to collect under the settlement. SCE also will recover reduced amounts for San Onofre in the future.

SCE anticipates customers will see a rate reduction in January, reflecting the San Onofre settlement. Later next year, SCE expects rates will increase to cover the higher cost to buy power to meet customer needs, though the size of the increase will be mitigated by the settlement.

The settlement also provides a road map for future customer benefits if SCE recovers funds from Mitsubishi Heavy Industries for the defective replacement steam generators it supplied for San Onofre. Customers also would benefit from any successful insurance claims SCE is pursuing.

Other parties to the settlement are The Utility Reform Network (TURN), the Office of Ratepayer Advocates of the CPUC, Friends of the Earth, the Coalition of California Utility Employees and San Diego Gas & Electric, a co-owner of the nuclear plant.

SCE announced in June 2013 that it would retire San Onofre Units 2 and 3, and begin preparations to decommission the facility. SCE has established core principles of safety, stewardship and engagement to guide decommissioning. For more information about SCE, visit www.songscommunity.com.

About Southern California Edison
An Edison International (NYSE:EIX) company, Southern California Edison is one of the nation's largest electric utilities, serving a population of nearly 14 million via 4.9 million customer accounts in a 50,000-square-mile service area within Central, Coastal and Southern California.

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2244 Walnut Grove Ave., Rosemead, CA 91770